REVOLVING NOTE

$8,750,000.00                             Manchester, New Hampshire                                                                  August 30, 2002

FOR VALUE RECEIVED, each of the undersigned (each individually a "Borrower" and collectively, the "Borrowers") HEREBY JOINTLY AND SEVERALLY PROMISES TO PAY to the order of FLEET NATIONAL BANK ("Lender"), at the offices of FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America, as Agent for Lenders ("Agent"), at its address at with an address of Mail Stop NH DE 01102A, 1155 Elm Street, Manchester, New Hampshire 03101, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($8,750,000.00) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the Borrowers under the Credit Agreement (as hereinafter defined) by Lender. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Credit Agreement dated as of August 30, 2002 by and among the Borrowers, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by Lender to the Borrowers, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of each Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note in respect of the Revolving Credit Advances made by Lender to the Borrowers.

This Revolving Note, together with each of the other Revolving Notes of even date herewith executed by Borrowers (the "Other Notes"), is substitution for the Replacement Revolving Note issued by the Borrowers on April 7, 2000 to Fleet Bank - NH (the "Prior Note"). The principal balance outstanding under the Prior Note shall continue in all respects to be outstanding hereunder and under each of the Other Notes, and this Revolving Note shall not be deemed to evidence a novation or payment and refunding of that outstanding principal balance.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest hereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by each Borrower.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW HAMPSHIRE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

[signature page follows]

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Revolving Note as of the date first set forth above.

                                                                                                    BORROWERS:

                                                                                                    GREEN MOUNTAIN COFFEE ROASTERS, INC.
                                                                                                    GREEN MOUNTAIN COFFEE ROASTERS
                                                                                                    FRANCHISING CORPORATION

_/s/ H. Kenneth Merritt, Jr.____                                                 By:__/s/ William G. Hogan______________
Witness                                                                                     William G. Hogan, for, on behalf of, and as Duly Authorized
                                                                                                  Officer or Agent of each of the above-named corporations